Exhibit 10.1
FORM OF SALE OF ACCOUNTS AND SECURITY AGREEMENT
Date: February 14, 2011
Clean Diesel Technologies, Inc., a Delaware corporation, having a principal place of business of 4567 Telephone Road, Suite 206, Ventura, California 93003 (“Seller”) and Faunus Group International, Inc., a Delaware corporation (“FGI”), hereby agree, intending to be legally bound, to the terms and conditions set forth in this Sale of Accounts and Security Agreement.
Section 1.1 Definitions. For the purposes of this Agreement and unless defined otherwise herein, all terms used shall have the meanings assigned to them in this Section 1.1:
“Account” has the definition contained in the UCC and which shall include a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (ii) for services rendered or to be rendered.
“Account Debtor” has the definition contained in the UCC and which includes any Person who is obligated on an Account.
“Advance” means an amount advanced by FGI to the Seller pursuant to Section 3(d).
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement” means this Agreement, including the Exhibits and any Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.
“Applicable Interest Rate” means the greater of (i) 7.50% per annum and (ii) 2.50% per annum above the prime rate which shall be an annual rate equal to (x) the prime rate for U.S. banks as published in the “Money Rates” section of The Wall Street Journal or (y) if The Wall Street Journal ceases to publish a prime rate, the average of the prime rates announced by the three largest U.S. money center commercial banks as determined by FGI (the “Prime Rate”).
“Application” means each application made by Seller in connection with this Agreement.
“Avoidance Claim” means any claim that any payment received by FGI from or for the account of an Account Debtor is avoidable or subject to challenge under the Bankruptcy Code or any other debtor relief statute.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. § 101 et seq.
“Chattel Paper” has the definition contained in the UCC and which includes a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.
“Collateral” means and includes all of the Seller’s right, title and interest in and to all of the Seller’s personal property, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising, including the following: (a) all Accounts, (b) all Chattel Paper, (c) all Commercial Tort Claims, (d) all Deposit Accounts, (e) all Documents, (f) all Equipment, (g) all General Intangibles, (h) all Goods (including all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof), (i) all Instruments, (j) all Inventory, (k) all Investment Property, (l) all letters of credit and Letter-of-Credit Rights, (m) all Supporting Obligations and (n) all cash and non-cash proceeds of the foregoing, including insurance proceeds.

“Commercial Tort Claim” has the definition contained in the UCC.
“Covered Affiliate Agreements” means all Sale and Security Agreements and similar agreements between FGI and any of the following Affiliates of Seller: Catalytic Solutions, Inc., Engine Control Systems Ltd, Engine Control Systems Limited, Engine Control Systems Europe AB, Clean Diesel Technologies, Limited, and Clean Diesel International, LLC.
“Date of Collection” means the date a check, draft or other item representing payment on an invoice is posted by FGI plus two (2) business days.
“Deficiency Assessment” means charges as set forth in Section 3(j) of this Agreement applied to the difference between the minimum monthly net funds employed and the net funds employed for the month and shall be chargeable to the Reserve Account, or at FGI’s option, payable by Seller on FGI’s demand.
“Default” means any of the events or circumstances specified in Section 10 of this Agreement that, with the passage of time or giving of notice or both, would constitute an Event of Default.
“Deposit Account” has the definition contained in the UCC and which includes any demand, time, savings, passbook or like account maintained with a bank, trust company, savings and loan association, credit union, other financial institution or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC.
“Dispute” means any claim, whether or not provable or bona fide, and whether with or without support, made by an Account Debtor as a basis for refusing to pay a Purchased Account, either in whole or in part, including, but not limited to, any contract dispute, charge back, credit, right to return Goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Account.
“Document” means a document of title or a receipt of the type described in UCC 7-201(2).
“Eligible Inventory” shall mean the aggregate gross amount of Seller’s Inventory (other than work-in-process), valued at the lower of cost (determined on a first-in, first out basis) or market, which (i) is owned solely by Seller and with respect to which Seller has good, valid and marketable title, (ii) is stored at 1620 Emerson Avenue, Oxnard, California 93033 and Seller shall have delivered in favor of the FGI an Acknowledgment and Waiver Agreement from the landlord of such leased location; (iii) is subject to a valid, enforceable and first priority Lien in favor of FGI and is otherwise free and clear of any other Liens; (iv) is located in the continental United States of America; (v) is not obsolete or slow moving and for which a markdown reserve has not been made, and which otherwise conforms to the warranties contained herein; (vi) is subject to insurance for the benefit of FGI and Seller; (vii) meets all standards imposed by any Governmental Authority; (viii) is not Inventory consisting of manufacturing supplies (other than raw materials), expense supplies or shipping supplies, (ix) is not goods returned or rejected by Seller’s customers for which a credit has not yet been issued, (x) is not goods in transit to third parties, (xi) is not damaged Inventory, (xii) is not Inventory that FGI determines in its sole discretion to be packaging, a no charge or sample item; (xiii) is not Inventory which is held by Seller pursuant to consignment, sale or return, sale on approval or similar arrangement; (xiii) is not Inventory subject to a license agreement unless the licensor with respect thereto has executed a licensor consent acceptable to FGI in its sole discretion and (xiv) is not Inventory that FGI determines in its sole discretion to be ineligible.
“Equipment” has the definition contained in the UCC.
“Event of Default” means any of the events or circumstances specified as Events of Defaults in Section 10 of this Agreement.

“Extended Term” means a three year extension of the term of this Agreement effected in accordance with Section 13.
“Facility Amount” means the amount determined by FGI from time to time to be the Facility Amount and, until so determined, means $7,500,000, less (i) outstanding amounts advanced against Inventory hereunder and under (and as defined in) all Covered Affiliate Agreements, and (ii) other outstanding amounts under all Covered Affiliate Agreements.
“FGI’s Security” has the meaning assigned thereto in Section 6(a).
“Financing Statement” means each Uniform Commercial Code financing statement, including any continuations thereof or amendments thereto, naming FGI as purchaser/secured party and the Seller as seller/debtor, in connection with this Agreement.
“Foreign Currency” has the meaning assigned thereto in Section 25(a).
“Foreign Exchange Loss” has the meaning assigned thereto in Section 25(b).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“General Intangible” has the definition contained in the UCC.
“Goods” has the definition contained in the UCC.
“Instrument” has the definition contained in the UCC and which includes a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.
“Inventory” has the definition contained in the UCC.
“Inventory Advance Rate” means the rate identified in Section 3(e).
“Inventory Sublimit” means the amount determined by FGI from time to time to be the Inventory Sublimit and, until so determined, means $1,000,000, less outstanding advances against Inventory under (and as defined in) all Covered Affiliate Agreements.
“Investment Property” has the definition contained in the UCC.
“Letter-of-Credit Right” has the definition contained in the UCC.
“Misdirected Payment Fee” means 15% of the amount of any payment on account of a Purchased Account or, after the occurrence and during the continuance of a Default any other Account, which has been received by Seller and not delivered in kind to FGI on the second business day following the date of receipt by Seller.
“Net Invoice Amount” means the invoice amount of a Purchased Account, less returns (whenever made), all selling discounts (at FGI’s sole option, calculated on shortest terms), and credit or deductions of any kind allowed or granted to or taken by the Account Debtor at any time.
“Obligations” means all present and future obligations owing by Seller to FGI whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Seller is a debtor, specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Seller (whether or not a claim for such post-commencement interest is allowed), including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

“Original Term” means the initial two year term of this Agreement as reflected in Section 13.
“Person” means an individual, corporation, partnership, limited liability company, unlimited liability company, association, trust, joint venture, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.
“Prime Rate” has the meaning assigned thereto in the definition herein of “Applicable Interest Rate”
“Purchased Account” means an Account which FGI purchases pursuant to this Agreement.
“Purchase Date” has the meaning assigned thereto in Section 25(b).
“Purchase Price” has the meaning assigned thereto in Section 3(a).
“Rate of Exchange” has the meaning assigned thereto in Section 25(b).
“Related Rights” means, with respect to an Account, all rights (but not obligations) of Seller with respect thereto, including all right, title and interest of Seller in, to, under and with respect to (i) all contract rights, guarantees, letters of credit, liens, security interests, instruments, chattel paper and other documents, rights or interests arising out of or evidencing such Account, (ii) all insurance and other agreements and arrangements of whatever character from time to time supporting or securing payment of such Account, (iii) all Goods the sale of which gave rise to such Account, including Seller’s rights and remedies with respect thereto under any present or future personal property security legislation, or under any other applicable law, and all rights of stoppage in transit, replevin and reclamation and (iv) all cash and non-cash proceeds of any of the foregoing, including insurance proceeds.
“Required Reserve Amount” means the amount determined by FGI from time to time in accordance with Section 3(c) to be the Required Reserve Amount and, until so determined, means an amount equal to the Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts.
“Reserve Account” means (a) a bookkeeping account on the books of FGI and/or (b) an account of FGI in which FGI deposits funds from time to time as contemplated by this Agreement.
“Reserve Percentage” means the percentage determined by FGI from time to time in accordance with Section 3(c) to be the Reserve Percentage and, until so determined, means 20%.
“Reserve Shortfall” means the amount by which the balance in the Reserve Account is less than the Required Reserve Amount, provided that, if the Reserve Account has a negative balance, the Reserve Shortfall shall be the sum of such balance and the Required Reserve Amount.
“Schedule of Accounts” means a schedule of Accounts in the form attached hereto as Schedule 1 or in such other form as required by FGI or otherwise acceptable to FGI (including in an excel spreadsheet format acceptable to FGI) wherein Seller lists Accounts that Seller offers to sell to FGI.
“Supporting Obligation” has the definition contained in the UCC.
“Term” means the term of this Agreement, as determined in accordance Section 13.
“Termination Fee” means a fee payable to FGI pursuant to Section 13 in the event Seller terminates this Agreement prior to maturity of the Original Term or of an Extended Term.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“U.S. Dollars” means the lawful currency of the United States of America.
Section 1.2 Other Referential Provisions.
(a) Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP.
(b) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.
(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.
(d) Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub clauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub clause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other divisions or subdivisions of, or to schedules or exhibits to, another document or instrument.
(e) Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, replaced or re-enacted from time to time and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.
(f) When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(g) Except as otherwise expressly provided in this Agreement, all dollar amounts referred to herein are stated in the lawful currency of the United States of America. In addition, all calculations hereunder in respect of any amount that is denominated in a Foreign Currency (such as the amount of an Account) shall for all purposes hereof be made in respect of the U.S. Dollar equivalent of such amount determined by converting such amount that is denominated in a Foreign Currency to U.S. Dollars using the rate of exchange at which FGI is able, on the date of determination, to purchase U.S. Dollars with such Foreign Currency in accordance with its normal practice at its office in New York, New York.
Section 1.3 Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.
Section 2. Purchase & Sale of Accounts.
(a) Seller hereby offers to sell, assign, transfer, convey and deliver to FGI, as absolute owner, in accordance with the procedure detailed herein, all of Seller’s right, title and interest in and to Seller’s Accounts and their Related Rights; provided that the parties acknowledge their intention that, without affecting the validity of any sale, assignment, transfer, conveyance or delivery of any Purchased Account, the aggregate outstanding amount of Purchased Accounts Advanced on FGI’s books will not at any time exceed the Facility Amount.
(b) All Accounts shall be submitted to FGI on a Schedule of Accounts listing each Account separately. The Schedule of Accounts shall, at the request of FGI, be signed by a person acting or purporting to act on behalf of Seller. At the time a Schedule of Accounts is presented, Seller shall also deliver to FGI one copy of the sales contract, purchase order and invoice for each Account listed on the schedule together with evidence of shipment, furnishing and/or delivery of the applicable Goods or rendition of the applicable service(s).

(c) Any and all Purchased Accounts shall be purchased by FGI with full recourse to Seller, and Seller agrees to pay to FGI on demand the unpaid amount of each Purchased Account specified by FGI. Seller agrees that any payments or credits applying to any Account owing by an Account Debtor will be applied: first, to any Purchased Account of such Account Debtor; and, second, to any other Accounts of such Account Debtor. This order of payment applies regardless of the respective dates the sales occurred and regardless of any notations on payment items.
(d) In the event that FGI determines to purchase an Account submitted by Seller to it and such Account’s Related Rights, FGI shall post such Account on its receivables processing system and shall mark such Account as having been purchased and/or accepted. Such posting and marking shall constitute FGI’s acceptance of Seller’s offer to sell, assign, transfer, convey and deliver such Account and its Related Rights to FGI and shall effect a purchase of such Account and its Related Rights by FGI and the sale, assignment, transfer, conveyance and delivery thereof to FGI whether or not Seller has complied with any notice or other requirements set forth in this Agreement in respect thereof. Seller may, and at FGI’s request from time to time with respect to any Purchased Account specified by FGI will, deliver to FGI a specific assignment of an Account submitted by Seller to it (including a Purchased Account) in a form specified by FGI. The delivery by or of behalf of Seller to FGI of any assignment of an Account shall effect (or confirm) the sale, assignment, transfer, conveyance and delivery of such Account and its Related Rights to FGI, provided the delivery of any such assignment shall not be necessary to effect a sale, assignment, transfer, conveyance and delivery of any Account and its Related Rights if FGI shall post and mark such Account on its factoring processing system as contemplated by this Section 2(d).
Section 3. Purchase Price and Fees.
(a) The purchase price for each Purchased Account and its Related Rights shall equal the Net Invoice Amount of such Purchased Account less (i) any portion thereof that represents an obligation to pay PST and (ii) FGI’s fees, as determined in accordance with Section 3(h). No discount, credit, allowance or deduction with respect to any Purchased Account, unless shown on the face of the invoice delivered to FGI prior to FGI’s purchase of such Account, shall be granted or approved by Seller to any Account Debtor without FGI’s prior written consent.
(b) The Purchase Price for a Purchased Account and its Related Rights less (i) any Required Reserve Amount or credit balance that FGI, in FGI’s sole and absolute discretion, determines to hold, (ii) the outstanding balance of all Advances in respect of such Account and of any other moneys remitted, paid, or otherwise advanced by FGI to or on behalf of Seller (including any amounts which FGI reasonably determines that FGI may be obligated to pay in the future), and (iii) any charge, fee, and other amount that Seller is required to pay to FGI pursuant to this Agreement, shall be payable by FGI to Seller on the Date of Collection of such Account.
(c) FGI shall be entitled, in its sole and absolute discretion, to withhold the Required Reserve Amount, and may increase or decrease the Required Reserve Amount or Reserve Percentage at any time and from time to time if FGI deems it necessary to do so in order to protect FGI’s interests. In no event shall Seller permit a Reserve Shortfall to occur, and shall pay to FGI the amount thereof on demand. FGI may charge against the Reserve Account any amount for which Seller may be obligated to FGI at any time, whether under the terms of this Agreement, or otherwise, including but not limited to the repayment of any Advance, the amount of any Purchased Account aged ninety (90) days or more past invoice date, any damages suffered by FGI as a result of Seller’s breach of any representation or warranty herein or of any other provision hereof (whether intentional or unintentional), any adjustments due and any attorneys’ fees, costs and disbursements due. Seller recognizes that the Reserve Account may, in FGI’s sole discretion, represent bookkeeping entries only and not cash funds. It is further agreed that, with respect to the balance in the Reserve Account, FGI is authorized to withhold, without giving prior notice to Seller, any payments and credits otherwise due to Seller under the terms of this Agreement to protect FGI for reasonably anticipated claims or to adequately satisfy reasonably anticipated obligations Seller may owe FGI. Upon the occurrence of an Event of Default, or in the event Seller shall cease selling Accounts to FGI, FGI shall be under no obligation to pay the amount maintained in the Reserve Account until all Purchased Accounts have been collected or FGI has determined, in its sole and absolute discretion, that it will make no further efforts to collect any Purchased Accounts and all sums due FGI hereunder have been paid. Notwithstanding anything set forth herein to the contrary, upon an Event of Default, Seller understands and agrees that the Termination Fee described Section 13 hereof shall be due and payable by Seller in the event that FGI terminates this Agreement following an Event of Default.

(d) Advances. In FGI’s sole and absolute discretion, FGI may from time to time advance to Seller against the Purchase Price of a Purchased Account, sums up to 80% of the aggregate Purchase Price thereof outstanding at the time any such Advance is made, less: (i) the amount of any such Purchased Account that is in Dispute; (ii) the amount of any Purchased Account aged ninety (90) days or more past invoice date; and (iii) any fees, actual or estimated, that are payable to FGI hereunder. Each Advance shall be payable by Seller to FGI on demand until the Date of Collection of the related Purchased Account and shall bear interest at the Applicable Interest Rate, before and after default and judgement, with interest on overdue interest at the same rate, from the date such Advance is made until the earlier of (i) the date the Advance is repaid in full or (ii) the date FGI would otherwise be obligated hereunder to pay the Purchase Price of the Purchased Account against which such Advance was made.
(e) Inventory Sublimit. If requested by Seller, in accordance with the terms of this Agreement, FGI may in its sole and absolute discretion advance to Seller against Eligible Inventory, submitted to FGI on an Inventory Borrowing Base Certificate, sums not to exceed 75% of the net orderly liquidation value of up to 30% of the Eligible Inventory outstanding at the time any such advance is made. Notwithstanding the foregoing, the outstanding advances against Eligible Inventory may not at any time exceed the lesser of (i) the Inventory Sublimit and (ii) an amount equal to 30% of the aggregate Purchase Price of all outstanding Purchased Accounts hereunder and under all other such Sale and Security Agreements and all similar agreements between FGI and any Affiliate of the Seller. Any resulting overadvance shall be immediately repaid to FGI. The Inventory Borrowing Base Certificate shall be in the form attached hereto as Schedule 3(e) or in such other form as required by FGI, and shall be signed by a duly authorized representative of Seller. At the time the Inventory Borrowing Base Certificate is presented, Seller shall also deliver to FGI its inventory report. Any advance made pursuant to this subsection shall be payable on demand and shall bear interest at the Applicable Interest Rate from the date such advance is made until the date such advance is paid in full.
(f) Interest at the Applicable Interest Rate upon the daily total outstanding balance of each Advance shall be payable by Seller to FGI on the last day of each month and may be charged by FGI to the Reserve Account. Any adjustment in the Applicable Interest Rate, whether downward or upward, will become effective on the day on which the Applicable Interest Rate decreases or increases, as the case may be. If, on any day in a month, the balance in the Reserve Account exceeds the unpaid balance of all Purchased Accounts, then Seller agrees to credit the Reserve Account as of the last day of such month with interest on such excess at an annual rate equal to 4.25% above the Prime Rate. All interest and fees payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(g) Seller shall pay to FGI a onetime non-refundable facility fee of $75,000, less any payments made to FGI constituting “facility fees” under any Covered Affiliate Agreements.
(h) Seller shall, both before and after the termination of this Agreement, pay a non-refundable collateral management fee of 0.44% per month of the original face amount of each Purchased Account upon which an Advance has been made for the period such Purchased Account is open on FGI’s books. For the purpose of this section 3(h), a Purchased Account shall be considered to be open on FGI’s books for the number of days, or any part thereof, elapsed (including the first day but excluding the last day) in the period that commences on the day that the Account became a Purchased Account and that ends on the first to occur of (x) the day on which such Purchased Account has been collected in full and (y) the day on which FGI has determined, in its sole and absolute discretion, that it will make no further efforts to collect such Purchased Account. FGI will charge each collateral management fee to the Reserve Account; provided that, if the Reserve Account would, following any such charge, not have a credit balance, or would have a credit balance that is less than the Required Reserve Amount, Seller will pay the fee in question to FGI on demand.

(i) Seller shall unconditionally pay and FGI shall be entitled to receive a non-refundable monthly inventory management service fee equal to 0.55% on the net daily balance of all outstanding advances in subsection (e) charged monthly to Seller’s Reserve Account or if funds are not available therein, payable by Seller on demand.
(j) All collateral management fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(k) Seller shall pay to FGI a non-refundable standby fee in respect of (x) each month during the Term and (y) the period that commences on the day following the last full month of the Term and that ends on the last day of the Term. Each standby fee shall be equal to the sum of (i) a fee calculated at the Applicable Interest Rate on the difference, during the period for which the calculation is made, between $2,400,000 and the average unpaid principal amount of the aggregate Advances that are outstanding hereunder and under all Covered Affiliate Agreements during such period (such difference, the “Unadvanced Amount” for such period) plus (ii) a fee equal to 0.44% per month of the amount determined by dividing the Unadvanced Amount during the period for which the calculation is made by 80%. FGI shall charge the standby fee for a particular period to the Reserve Account and/or to any Reserve Accounts under (and as defined in) any Covered Affiliate Agreements on the last day of such period; provided that, if the Reserve Account and all Reserve Accounts under (and as defined in) all Covered Affiliate Agreements would, following any such charge, not have a credit balance, or would have a credit balance that is less than the Required Reserve Amount (as defined hereunder and under the respective Covered Affiliate Agreements), Seller shall pay the fee in question to FGI on demand. All standby fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(l) IT IS THE INTENTION OF THE PARTIES HERETO THAT, AS TO ALL PURCHASED ACCOUNTS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF SUCH ACCOUNTS INCLUDING, WITHOUT LIMITATION, UNDER § 9-318 OF THE UCC, AND AS SUCH THE SELLER SHALL THEREFORE HAVE NO LEGAL OR EQUITABLE INTEREST IN ANY PURCHASED ACCOUNTS. NEVERTHELESS, THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER SELLER, ANY PRESENT OR FUTURE GUARANTOR NOR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE ADVANCES, OR ANY OTHER AMOUNTS PAYABLE HEREUNDER, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON, OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON, IN EITHER CASE THAT IS IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY SELLER HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR FGI SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF ANY INDEBTEDNESS OR OBLIGATIONS HEREUNDER TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING INDEBTEDNESS OR OBLIGATIONS OF SELLER HEREUNDER OR, AT FGI’S OPTION, RETURNED TO SELLER OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) INTEREST CALCULATED AT THE MAXIMUM RATE. AS USED IN THIS SECTION, THE TERM “APPLICABLE LAW” MEANS THE LAWS OF THE STATE OF NEW YORK OR, IF DIFFERENT, THE LAWS OF THE STATE, TERRITORY OR OTHER JURISDICTION IN WHICH SELLER RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM “MAXIMUM RATE” MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT FGI IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE ADVANCES OR ANY OTHER INDEBTEDNESS OR OBLIGATIONS HEREUNDER.

(m) FGI shall provide Seller online access via a secured website to information on the Purchased Accounts and a reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution, interest and fees payable hereunder, and mailing of statements in the ordinary course of FGI’s business. All of the foregoing shall be in a format, and in such detail, as FGI, in its sole and absolute discretion, deems appropriate. Furthermore, FGI’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Purchased and non-purchased Accounts and the Reserve Account. Each statement, report, or accounting rendered or issued by FGI to Seller, if any, and all online information shall be deemed conclusively accurate and binding on Seller unless within twenty-one (21) days after the date of issuance or posting Seller notifies FGI to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting is inaccurate, as well as what Seller believes to be correct amount(s) therefor. FGI’s failure to provide or Seller’s failure to receive such online access shall not relieve Seller of Seller’s obligations under this Agreement or the responsibility of Seller to request such statement and Seller’s failure to do so shall nonetheless bind Seller to whatever FGI’s records would have reported.
Section 4. Seller’s Representations, Warranties and Covenants. Seller, as well as each of Seller’s principals, represent, warrant and covenant, jointly and severally, to FGI that:
(a) Seller is a corporation, is duly organized, validly existing and in good standing under the laws of Delaware and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable.
(b) The execution, delivery and performance by Seller of this Agreement does not and will not constitute a violation of any applicable law, or a violation of Seller’s [articles of incorporation/articles of organization], [bylaws/operating agreement], or other organizational documents and does not and will not constitute any material breach of any other material document, agreement or instrument to which Seller is a party or by which Seller is bound.
(c) Seller has all requisite power and authority to enter into and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all other documents, instruments and agreements executed in connection herewith. This Agreement is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(d) Immediately prior to the execution and at the time of delivery of each Schedule of Accounts, Seller will be the sole owner and holder of each of the Accounts described thereon and its Related Rights. Upon FGI’s purchase of an Account and its Related Rights in accordance with Section 2(d) hereof, FGI shall become the sole owner and holder of such Purchased Account and Related Rights.
(e) At the time of sale to FGI hereunder, no Purchased Account or Related Rights shall have been previously sold or transferred or be subject to any lien, encumbrance, security interest or other claim of any kind of nature. Seller will not factor, sell, transfer, pledge or give a security interest in any of its Accounts or Related Rights to anyone other than FGI. There are and will be no Financing Statements on file in any public office covering any Collateral, any Purchased Accounts or their Related Rights except in favor of FGI or those statements now on file specifically listed on Schedule 4(e) attached hereto. Seller will not execute any security agreement or authorize the filing of any Financing Statement in respect of any Collateral, any Purchased Accounts or their Related Rights in favor of any Person, except FGI, during the Term of this Agreement.

(f) The amount of each Purchased Account will, immediately prior to its sale to FGI pursuant hereto, be due and owing to Seller and represent a bona fide sale, delivery and acceptance of Goods or performance of services by Seller to or for an Account Debtor. The information regarding an Account on each Schedule of Accounts will be accurate. The terms for payment of each Purchased Account will be no greater than sixty (60) days from date of invoice and the payment of such Purchased Account will not be contingent upon the fulfillment by Seller of any further performance of any nature whatsoever. Each Account Debtor which is the obligor in respect of an Account that is listed on a Schedule of Accounts will, to the best of Seller’s knowledge, be solvent at the time Seller provides such Schedule to FGI.
(g) There are and shall be no set-offs, allowances, discounts, deductions, counterclaims, or disputes with respect to any Purchased Account, without notice and prior written consent of FGI. Seller shall inform FGI, in writing, immediately upon learning that there exists any Purchased Account which is subject to a Dispute. Seller shall accept no returns and shall grant no allowance or credit to any Account Debtor with respect to a Purchased Account without the prior written consent of FGI. On the second business day of each calendar week, Seller shall provide to FGI, for each Account Debtor who is indebted on a Purchased Account, a weekly report in a form and substance satisfactory to FGI itemizing all such returns and allowances made during the previous week with respect such Purchased Account and at FGI’s option a check (or wire transfer) payable to FGI for the amount thereof or, in FGI’s sole and exclusive discretion, FGI may accept the issuance of a credit memo and charge same to the Reserve Account.
(h) Seller’s address, as set forth in any Application submitted to FGI, is and will be Seller’s mailing address, chief executive office, principal place of business and the office where all of the books and records concerning the Purchased Accounts are and will be maintained, and which shall not be changed without giving thirty (30) days prior written notice to FGI. Seller will not change its name without giving thirty (30) days prior written notice to FGI.
(i) Seller shall maintain its books and records in accordance with GAAP and shall reflect on its books the absolute sale of the Purchased Accounts and their Related Rights to FGI. Seller shall furnish FGI, upon request, such information and statements as FGI shall request from time to time and at any time regarding Seller’s business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Seller shall provide FGI, on or prior to the thirtieth (30th) day of each month, unaudited financial statements with respect to the prior month and, within one hundred and twenty (120) days after the end of each of Seller’s fiscal years, annual consolidated financial statements for it and its Affiliates that are consolidated with it, and such certificates relating to the foregoing as FGI may request including, a monthly certificate from the president and chief financial officer of Seller stating that no Event of Default exists or if any Event of Default exists stating in detail the nature of each Event of Default. Seller will furnish to FGI upon request a current listing of all open and unpaid accounts payable and Accounts, and such other items of information that FGI may deem necessary or appropriate from time to time. Unless otherwise expressly provided herein or unless FGI otherwise consents, all financial statements and reports furnished to FGI hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP, consistently applied.
(j) Seller has filed and will file all tax returns required to be filed in any jurisdiction where Seller conducts business and Seller has paid and will pay all taxes and governmental charges (including taxes and charges imposed with respect to any sale of Goods or provision of services) and furnish to FGI upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements.
(k) There are, and at any time that Seller provides a Schedule of Accounts to FGI pursuant hereto there will be, no lawsuits against Seller involving amounts greater than $50,000 (or the equivalent thereof in any currency) except as disclosed in writing to FGI before the date hereof or the date of providing such Schedule, and Seller will promptly notify FGI of (i) the filing of any lawsuit against Seller involving amounts greater than $50,000 (or the equivalent thereof in any currency), and (ii) any attachment or any other legal process levied against Seller.
(l) The Application made or delivered by or on behalf of Seller in connection with this Agreement, and the statements made therein, are true and correct at the time that this Agreement is executed. There is no fact which Seller has not disclosed to FGI in writing which could reasonably be expected to materially adversely affect the properties, business, financial condition or prospects of Seller, or any of the Accounts or other Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

(m) In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.
(n) Seller does, and will do, business under no trade or assumed names other than specifically listed on Schedule 4(n) attached hereto.
(o) Any invoice or written communication that Seller will send to FGI by facsimile transmission or email will be a duplicate of the original.
(p) Any electronic communication of data, whether by e-mail, tape, disk, or otherwise, that Seller remits or causes to be remitted to FGI shall be authentic and genuine.
(q) Seller has obtained and will obtain all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property and for the conduct of its business.
(r) After giving effect to the transactions contemplated under this Agreement, Seller is and will be solvent, is and will be able to pay its debts as they become due, and has and will have capital sufficient to carry on its business and all businesses in which it is or will be about to engage, and now owns and will own property having a value both at fair valuation and at fair salable value greater than the amount required to pay Seller’s debts. Seller will not be rendered insolvent by the execution and delivery of this Agreement or by the transactions contemplated hereunder.
(s) Seller shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill.
(t) Seller shall deliver written notice to FGI promptly upon becoming aware of the existence of (i) any condition or event which constitutes a Default or Event of Default, specifying the nature and period of existence thereof and what action Seller is taking (and proposes to take) with respect thereto or (ii) any notice of default, oral or written, given to Seller by any creditor for indebtedness for borrowed money in excess of $50,000 (or the equivalent thereof in any currency).
(u) Seller shall permit any of FGI’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Seller, to examine and audit all of Seller’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent accountants all at Seller’s expense at the standard rates charged by FGI for such activities, plus FGI’s reasonable out-of-pocket expenses. Such expenses incurred shall be limited to $30,000 in the course of a year (unless an Event of Default then exists and is continuing in which case Seller shall reimburse FGI for reasonable out-of-pocket expenses for all visits).
(v) Seller agrees that, immediately upon becoming aware of any development or other information outside the ordinary course of business, excluding matters of a general economic, financial or political nature, which would reasonably be expected to have a material adverse effect on the properties, business, financial condition or prospects of Seller, it shall give to FGI telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to FGI on the same day such verbal communication is made or the next business day thereafter.
(w) Seller will immediately notify FGI in writing in the event that Seller becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. All Commercial Tort Claims to which Seller has any rights as of the date hereof are listed on Schedule 4(w) attached hereto. Seller shall execute and deliver to FGI all documents and/or agreements necessary to grant FGI a security interest in such Commercial Tort Claim to secure the Obligations. Seller authorizes FGI to file (without Seller’s signature) Financing Statements as FGI deems necessary to perfect its security interest in any Commercial Tort Claim.

(x) Seller shall provide FGI with written notice of any letters of credit for which Seller is the beneficiary. Seller shall execute and deliver (or cause to be executed or delivered) to FGI all documents and agreements as FGI may require in order to obtain and perfect its security interest in the related Letter-of-Credit Rights.
(y) Seller shall not engage in any transaction or series of related transactions pursuant to which (A) a Person or group of Persons acquires (i) voting securities of Seller constituting greater than 50% of the issued and outstanding voting securities of Seller and/or entitling such Person or group to elect a majority of Seller’s board of directors (whether by merger, amalgamation, consolidation, recapitalization, division, conversion or otherwise) without the consent of FGI and which consent shall not be unreasonably withheld or delayed or (ii) all or substantially all of Seller’s assets determined on a consolidated basis, or (B) Seller is wound up, dissolved or liquidated or otherwise ceases to be in existence in the form as of the date hereof.
(z) Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Seller shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person without the consent of FGI and which consent shall not be unreasonably withheld or delayed.
(aa) Seller shall not without FGI’s prior written consent: (i) declare or pay or make any forms of distribution or dividend to holders of Seller’s capital stock, membership interest or other equity interest; (ii) declare or pay any bonus compensation to its officers if a Default or Event of Default exists or would result from the payment thereof; or (iii) hereafter incur or become liable for any indebtedness.
(bb) Seller shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than with Affiliates with which it is consolidated for accounting purposes and other than those in existence as of the date hereof.
(cc) Seller shall not use FGI’s name in connection with any of its business operations other than in connection with references to this agreement. Nothing herein contained is intended to permit or authorize Seller to make any contract on behalf of FGI.
(dd) Seller shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Seller’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Seller is a party or by which it is or may be bound.
(ee) Seller shall not amend any license agreements with respect to Inventory without the prior written consent of FGI and which consent shall not be unreasonably withheld or delayed.
Section 5. Notice of Purchase. Seller authorizes FGI to file, and Seller shall execute and deliver to FGI and/or file at such times and places as FGI may designate, such Financing Statements as are necessary or desirable to give notice of, and to perfect and maintain the perfection of, FGI’s purchase of the Purchased Accounts and their Related Rights and FGI’s security interest in the Collateral as provided herein.

Section 6. Collateral.
(a) In order to secure the payment of all indebtedness and obligations of Seller to FGI (including the Obligations), Seller hereby grants to FGI a mortgage, charge, assignment, pledge, security interest and lien (collectively, “FGI’s Security”) in and upon all of Seller’s right, title and interest in and to all of the Collateral. Seller agrees to comply with all appropriate laws in order to perfect FGI’s security interest in and to the Collateral and to execute such documents as FGI may, from time to time, require and to deliver to FGI a list of all locations of its Inventory, Equipment and Goods. Seller shall provide written notice to FGI of any change in the locations at which it keeps its material Inventory, Equipment and Goods at least thirty (30) days prior to any such change. The occurrence of any Event of Default shall entitle FGI to all of the default rights and remedies (without limiting the other rights and remedies exercisable by FGI either prior or subsequent to an Event of Default) as are available to a secured party under the UCC in effect in any applicable jurisdiction. FGI shall consider, in its reasonable discretion, the subordination of its security interest in certain collateral to other financial institutions upon terms and conditions reasonably acceptable to FGI.
Section 7. Collection.
(a) Seller shall notify all its Account Debtors, in the form of Schedule 7(a) attached hereto or in such other form as FGI shall require, and take other necessary or appropriate means to insure that all of Seller’s Accounts, whether or not purchased by FGI, shall be paid directly to FGI at the remittance address or by the wire instructions set forth below. FGI shall have the right at any time, either before or after the occurrence of an Event of Default and without notice to Seller, to direct any or all Account Debtors of Seller to make payment of all amounts due or to become due to Seller directly to FGI. As to any Account proceeds that do not represent Purchased Accounts, and so long as no Event of Default has occurred, FGI shall be deemed to have received any such proceeds of Accounts as a pure pass-through for and on account of Seller; provided, however, that FGI may retain, in its sole and absolute discretion, any such amounts as additional reserves in the Reserve Account.

Wire Instructions (USD):	Mailing Address:
Bank Name:
ABA/Routing #:
Swift:
Beneficiary:
Account #:
(b) FGI, as the sole and absolute owner of the Purchased Accounts and their Related Rights, shall have the sole and exclusive power and authority to collect such Purchased Accounts and Related Rights, through legal action or otherwise, and FGI may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Purchased Accounts and Related Rights, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Purchased Accounts and Related Rights.
Section 8. Payments Received by Seller. Should Seller receive payment of all or any portion of any Purchased Account or, after the occurrence and during the continuation of a Default, of any other Account, Seller shall immediately notify FGI in writing of the receipt of the payment, hold said payment in trust for FGI separate and apart from Seller’s own property and funds, and shall deliver said payment to FGI without delay in the identical form in which received with all necessary endorsements. Should Seller receive any check or other payment instrument with respect to a Purchased Account or, after the occurrence and during the continuation of a Default, with respect to any other Account, and fail to surrender and deliver to FGI said check or payment instrument on the second business day following the date of receipt by Seller, FGI shall be entitled to charge Seller a Misdirected Payment Fee to compensate FGI for the additional administrative expenses that the parties acknowledge is likely to be incurred as a result of such breach. In the event any Goods, the sale of which gave rise to a Purchased Account, are returned to or repossessed by Seller, such Goods shall be held by Seller in trust for FGI, separate and apart from Seller’s own property and subject to FGI’s sole direction and control.

Section 9. Power of Attorney. Seller grants to FGI an irrevocable power of attorney authorizing and permitting FGI, at its option, with or without notice to Seller to do any or all of the following: (a) endorse the name of Seller on any checks or other evidences of payment whatsoever that may come into the possession of FGI regarding Purchased Accounts, their Related Rights or Collateral, including checks or other payment instruments received by FGI pursuant to Section 8 hereof; (b) upon the occurrence and during the continuance of an Event of Default, receive, open and dispose of any mail addressed to Seller and put FGI’s address on any statements mailed to Account Debtors; (c) upon providing prior written notice to Seller, pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Purchased Accounts, their Related Rights or Collateral; (d) upon the occurrence of an Event of Default, notify in the name of the Seller, the U.S. Post Office to change the address for delivery of mail addressed to Seller to such address as FGI may designate; provided, however, that FGI shall turn over to Seller all such mail not relating to Purchased Accounts, their Related Rights or Collateral; (e) file any Financing Statements deemed necessary or appropriate by FGI to protect FGI’s interest in and to the Purchased Accounts, their Related Rights or Collateral, or under any provision of this Agreement; (f) upon the occurrence and during the continuance of an Event of Default, effect debits to any demand deposit or other deposit account that Seller maintains at any bank, trust company, savings and loan association, credit union, other financial institution or like organization for any sums due to or from the Seller under this Agreement; and (g) and upon the occurrence and during the continuance of an Event of Default, to do all other things necessary and proper in order to carry out this Agreement. The powers and authority granted to FGI herein are coupled with an interest and are irrevocable until this Agreement is terminated and all Obligations are fully satisfied.
Section 10. Default and Remedies. An Event of Default shall be deemed to have occurred hereunder and FGI may immediately exercise its rights and remedies with respect to the Collateral under this Agreement, at law, in equity, under statute and otherwise, upon the happening of one or more of the following: (a) Seller shall fail to pay as and when due any amount owed to FGI; (b) (i) the commencement of any action for the dissolution, winding up or liquidation of Seller, or the commencement of any proceeding to avoid any transaction entered into by Seller, or the commencement of any case or proceeding for reorganization or liquidation of Seller or Seller’s debts under the Bankruptcy Code or any other state or federal law now or hereafter enacted, for the relief of debtors, whether instituted by or against Seller; provided, however, that Seller shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, provided further that such grace period will cease to apply if (x) an order, decree or judgment is granted or entered thereunder (whether or not entered or subject to appeal) against or with respect to Seller in the interim or (y) Seller files an answer admitting the material allegations of a petition or other material filed against it in any such proceeding, (ii) Seller makes or proposes in writing an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Seller or (iii) the appointment of a receiver, receiver and manager, liquidator, custodian, trustee or similar official or fiduciary for Seller or for Seller’s property; provided, however, that Seller shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, provided further that such grace period will cease to apply if (x) an order, decree or judgment is granted or entered thereunder (whether or not entered or subject to appeal) against or with respect to Seller in the interim or (y) Seller files an answer admitting the material allegations of a petition or other material filed against it in any such proceeding; (c) Seller shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due; (d) any lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, their Related Rights, the Collateral or any portion thereof and the same is not released within ten (10) days; (e) Seller suffers the entry against it for a final judgment for the payment of money in excess of $50,000 (or the equivalent thereof in any currency), unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; (f) Seller shall breach any covenant, warranty or representation set forth herein and such breach continues for ten (10) days or the same shall be untrue when made; (g) any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Seller, or by any other Person on behalf of Seller, to FGI is not true and correct in any material respect when so furnished; (h) Seller shall have a federal or state tax lien filed against any of its properties, or shall fail to pay any federal or state tax when due, or shall fail to file any federal or state tax form as and when due; or (i) a material adverse change shall have occurred in Seller’s financial condition, business, operations or prospects. Upon the occurrence of an Event of Default, all obligations owing to FGI (including the Obligations) shall become immediately due and payable at the option of FGI (provided, that, upon the occurrence of an Event of Default under clause (b) above, all such amounts shall become immediately due and payable without further notice or demand) and FGI shall be entitled to all rights it has by law as a secured creditor, including as to any form of equitable relief that may be appropriately obtained through legal process without having to establish any inadequate remedy at law or other grounds other than to establish that its Collateral is subject to being improperly used, moved dissipated or withheld from FGI. All post-judgment interest shall bear interest at the greater of the contract rate and 18% per annum.

Section 11. Cumulative Rights; Waivers. All rights, remedies and powers granted to FGI in this Agreement, or in any other instrument or agreement given by Seller to FGI or otherwise available to FGI in equity, at law, by statute or otherwise, are cumulative and may be exercised singularly or concurrently with such other rights as FGI may have. These rights may be exercised from time to time as to all or any part of the Purchased Accounts and their Related Rights or the Collateral as FGI in its sole and absolute discretion may determine. In the event that any part of this transaction between Seller and FGI is construed to be a loan from FGI to Seller, Seller’s obligation to repay any Advances or other Obligations shall be secured by any interest Seller may have in such Account and its Related Rights as well as by the other Collateral and FGI shall have all rights and remedies available to FGI with respect thereto in addition to its rights and remedies referred to herein. FGI will not be held to have waived its rights and remedies unless the waiver is in writing and signed by FGI. A waiver by FGI of a right, remedy or default under this Agreement on one occasion is not a waiver of any right, remedy or default on any subsequent occasion. Any failure by FGI to exercise, or any delay by FGI in exercising, any right shall not in any manner impair the subsequent exercise by FGI of any of its rights.
Section 12. Notices. Any notice or communication with respect to this Agreement shall be given in writing, sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, or (iv) facsimile or email, addressed to each party hereto at its address set forth below or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile, upon receipt.

FGI Finance	Clean Diesel Technologies Inc.
80 Broad Street	4567 Telephone Road, Suite 206
22nd Floor	Ventura, CA. 93003
New York, NY 10004	Fax:
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Section 13. Term. Subject to the last sentence of this Section 13, the Original Term of this Agreement shall be twenty four (24) months from the date of this Agreement, which shall thereafter be extended automatically for additional one (1) year term after the termination of the Original Term and each automatic extension unless written notice of termination is given by one party hereto to the other party hereto at least forty-five (45) days, but not more than ninety (90) days, prior to the end of the Original Term or any extension thereof. Any such notice of termination, however, and notwithstanding payment in full of all Obligations by Seller, is conditioned on Seller’s delivery, to FGI, of a general release in a form reasonably satisfactory to FGI. Seller understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC. FGI shall not be required to record any terminations or satisfactions of any of FGI’s liens on the Collateral unless and until Seller has executed and delivered to FGI said general release and Seller shall have no authority to do so without FGI’s express written consent. Upon (i) the termination of this Agreement, (ii) the payment in full of all Obligations by Seller and (iii) Seller’s delivery to FGI of said general release, FGI shall cause any Purchased Accounts to be assigned back to Seller without representation or warranty pursuant to documentation acceptable to FGI within a commercially reasonable period after a written request for reassignment of such Purchased Accounts has been delivered to FGI. In the event Seller terminates this Agreement within the first 360 days following the commencement of this Agreement, Seller shall also pay to FGI an early Termination Fee in the amount of one hundred and fifty thousand dollars ($150,000.00), less any early Termination Fees paid to FGI under (and as defined in) any Covered Affiliate Agreements. In the event that Seller terminates this Agreement after the first 360 days, but prior to the end of the Original Term of this Agreement, Seller shall pay to FGI an early Termination Fee in the amount of seventy six thousand dollars ($76,000.00), less any early Termination Fees paid to FGI under (and as defined in) any Covered Affiliate Agreements. Any termination of this Agreement shall not affect FGI’s security interest in the Collateral and FGI’s ownership of the Purchased Accounts, and this Agreement shall continue to be effective, until all transactions entered into and obligations incurred hereunder have been completed and satisfied in full. Notwithstanding anything to the contrary, and assuming no default by Seller in which event FGI may terminate without notice, FGI may terminate this Agreement at any time by giving not less than sixty (60) days notice in which event, Seller shall not be obligated to pay any Termination Fee.

No Termination Fee will be due if FGI, within its rights under this Agreement, increases the Reserve Percentage to an amount greater than forty percent (40%) for a period of more than 30 consecutive days and Seller notifies FGI of its intent to terminate this Agreement no later than 10 days after the end of such 30 day period.
Section 14. Expenses. Upon execution of this Agreement, and from time to time thereafter, Seller will pay upon demand of FGI all costs, fees and expenses of FGI in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement and the documents and instruments referred to herein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, including search and registration costs, the reasonable fees, expenses and disbursements of counsel for FGI, reasonable charges of any expert or consultant to FGI and reimbursement for premiums incurred by FGI to insure against nonpayment of the Accounts or other insurable losses to the Collateral, (ii) the enforcement of FGI’s rights hereunder, or the collection of any payments owing from Seller under this Agreement or the protection, preservation or defense of the rights of FGI hereunder or with respect to the Collateral, (iii) the enforcement of FGI’s rights with respect to any of the Collateral, any Purchased Accounts or any of their Related Rights, including the collection of any payments owing from any Account Debtors with respect to any Accounts (including the reasonable fees, expenses and disbursements of counsel for FGI), and (iv) any refinancing or restructuring of the arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for FGI). Seller hereby authorizes FGI, at FGI’s sole discretion, to charge such fees, costs and expenses, and all other Obligations, to the Reserve Account or Seller may make demand therefor.
Section 15. Indemnity. Seller releases and shall indemnify, defend and hold harmless FGI and its respective officers, shareholders, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Seller under, pursuant to or related to this Agreement, (ii) Seller’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement, (iii) Seller’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (iv) any claim by any third party, including any other creditor of Seller, against FGI arising out of any transaction whether hereunder or in any way related to this Agreement and (v) all costs, expenses, fines, penalties or other damages resulting from any of the foregoing, except to the extent resulting solely from acts or conduct of FGI constituting willful misconduct or gross negligence.
Section 16. Severability. Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.
Section 17. Parties in Interest. All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Seller may not delegate or assign any of its rights, duties or obligations under this Agreement without the prior written consent of FGI. FGI reserves the right to assign its rights and obligations under this Agreement in whole or in part to any Person.
Section 18. Governing Law: Submission to Process and Venue. This agreement shall be deemed a contract made under the laws of the State of New York and shall be construed and enforced, along with all matters arising hereunder or related hereto, in accordance with and governed by the internal laws of the State of New York, without reference to the rules thereof relating to conflicts of law. Seller hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts located in New York, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, the purchase of Accounts or any other relationship between FGI and Seller by any means allowed under state or federal law. Any legal proceeding arising out of or in any way related to this agreement, the purchase of Accounts or any other relationship between FGI and Seller may be brought and litigated in any of the state or federal courts located in the State of New York in any county in which FGI has a business location, the selection of which shall be in the exclusive discretion of FGI. Seller hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in any inconvenient forum or that the venue thereof is improper.

Section 19. Complete Agreement. This Agreement, the written documents executed pursuant to this Agreement, if any, and any acknowledgment delivered in connection herewith set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.
Section 20. Miscellaneous.
(a) Seller acknowledges that there is no fiduciary relationship between FGI and Seller created by this Agreement, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between FGI and Seller with respect to this Agreement in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.
(b) This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without FGI’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller.
(c) In the event Seller’s principals, officers or directors form a new entity, whether a corporation, partnership, limited liability company or otherwise, similar to that of Seller during the Term of this Agreement and in connection with such action transfer assets constituting Collateral from Seller to such entity, such entity shall be deemed to have expressly assumed the obligations due FGI by Seller under this Agreement. Upon the formation of any such entity and the transfer of such assets constituting Collateral, FGI shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a new Financing Statement and have it filed with the appropriate governmental office. FGI shall be held harmless and be relieved of any liability as a result of the resulting perfection of a lien or security interest in any of the successor entity’s assets. In addition, FGI shall have the right to notify the successor entity’s Account Debtors of FGI’s lien and other rights, to collect all Accounts, and to notify any lender or other secured party who has sought to procure a competing lien or security interest of FGI’s rights in such successor entity’s assets.
(d) Seller expressly authorizes FGI to access the systems of and/or communicate with any third party with respect to the status of any Goods relating to a Purchased Account, including warehousemen, bailees, and shipping or trucking companies, in order to obtain or verify tracking, shipment or delivery status of any Goods relating to a Purchased Account.
(e) Seller acknowledges that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto must be fulfilled by an authorized representative of Seller.
(f) Seller shall indemnify and save FGI harmless from any loss arising out of the assertion of any Avoidance Claim. Seller shall notify FGI within two business days of it becoming aware of the assertion of an Avoidance Claim.
(g) Seller agrees to execute any and all forms (including, without limitation, Forms 8821 and/or 2848) that FGI may require in order to enable FGI to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.
(h) Seller will cooperate with FGI in obtaining a control agreement in form and substance satisfactory to FGI with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and /or electronic Chattel Paper.

(i) Whenever Seller shall be required to make any payment, or perform any act, on a day which is not a business day, such payment may be made, or such act may be performed, on the next succeeding business day. Time is of the essence as to Seller’s performance under all provisions of this Agreement and all related agreements and documents.
(j) All warranties, representations, and covenants made by Seller herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by FGI regardless of any investigation made by FGI or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of FGI shall constitute warranties and representations by Seller hereunder. Except as otherwise expressly provided herein, all covenants made by Seller hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement shall survive the termination of this Agreement and payment of the Obligations.
(k) FGI, in its sole discretion, shall have the right to announce and publicize the arrangement established hereunder, as it deems appropriate, by means and media selected by FGI. Such publication may include all pertinent information relating to such arrangement. The form and content of the published information shall be in the sole discretion of FGI and shall be considered the sole and exclusive property of FGI. All expenses related to publicizing such arrangement shall be the sole responsibility of FGI.
Section 21. Waiver of Jury Trial, Punitive and Consequential Damages, Etc. Seller and FGI hereby irrevocably waive any right either may have to a trial by jury in respect of any litigation directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith. Seller and FGI each irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages and Seller hereby releases and exculpates FGI, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for gross negligence or willful misconduct. Seller certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers. Seller acknowledges that FGI has been induced to enter into this Agreement and the transactions contemplated hereby, in part, as a result of the waivers and certifications contained in this Section.
Section 22. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Seller may not transfer, assign or delegate any of its rights, duties or obligations hereunder. Seller acknowledges and agrees that FGI may at any time, and from time to time, (a) sell participating interests in FGI’s rights hereunder, and (b) otherwise sell, transfer, or assign FGI’s rights and obligations hereunder. No rights are intended to be created hereunder, or under any related agreements or documents, for the benefit of any third party donee, creditor or incidental beneficiary of Seller. Nothing contained in this Agreement shall be construed as a delegation to FGI of Seller’s duty of performance, including, without limitation, Seller’s duties under any Account or contract with any other Person.
Section 23. Delivery by Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by electronic means, including by means of unalterable files attached to e-mail communications or by facsimile, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defence.

Section 24. Taxes and Set-off. All payments to be made by Seller hereunder shall be made without set-off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law requires Seller to make any such deduction or withholding from any such payment, the sum due from Seller with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, FGI receives a net sum equal to the sum which FGI would have received had no deduction or withholding been required.
Section 25. Foreign Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other agreement between Seller and FGI, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or such other agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the business day (in New York, New York) before the day on which judgment is given. In this Section 24, “rate of exchange” means the rate at which FGI is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its office in New York, New York. In the event that there is a change in the rate of exchange prevailing between such business day and the date of receipt by FGI of the amount due, Seller will, on the date of receipt by FGI, pay FGI such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by FGI on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by it is the amount then due under this Agreement or such other agreement in the Currency Due. If the amount of the Currency Due which FGI is so able to purchase is less than the amount of the Currency Due originally due to it, Seller shall indemnify and save FGI harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and any such other agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by FGI from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any such other agreement or under any judgment or order.
Section 26. Currency Risk
(a) Seller acknowledges that, at Seller’s request, FGI may make Advances and other payments to Seller hereunder or in connection herewith in one or more currencies other than U.S. Dollars (each such other currency, a “Foreign Currency”). If Seller requests such Foreign Currency Advances, Seller hereby agrees to reimburse FGI, on demand, for all reasonable fees, charges and other expenses, including currency exchange fees and charges, that FGI may pay or otherwise incur in connection with (i) the purchase of any such Foreign Currency with U.S. Dollars or (ii) the purchase of U.S. Dollars with any amount FGI receives in a Foreign Currency from Seller or any other Person under, pursuant to or in respect of this Agreement, any related agreement, any Purchased Account, any Related Rights or any Collateral.
(b) Seller agrees that it will, on demand, indemnify and save FGI harmless in respect of any loss (a “Foreign Exchange Loss”) that FGI may incur or suffer as a result of (i) FGI purchasing any amount in a Foreign Currency with U.S. Dollars in connection with enabling FGI to advance or pay such amount to or for the credit of Seller as contemplated by this Agreement, (ii) FGI purchasing any amount in U.S. Dollars with any Foreign Currency that FGI may receive in connection with this Agreement and (iii) there having occurred any change in applicable rates of exchange in relation to U.S. Dollars and any Foreign Currency on or after the date hereof (and whether before or after the end of the Term). In particular, but without in any way limiting the generality of the preceding sentence, Seller agrees that, if (x) on any day (the “Purchase Date”) FGI purchases with U.S. Dollars an amount in a Foreign Currency for the purpose of paying such amount in such Foreign Currency to or for the benefit of Seller pursuant hereto, (y) FGI thereafter receives an amount in any Foreign Currency from Seller or any other Person under, pursuant to or in respect of this Agreement, any related agreement, any Purchased Account, any Related Rights or any Collateral, and (z) there has occurred a change in any applicable rate of exchange following the Purchase Date, Seller will, on demand, pay FGI such additional amount (whether in U.S. Dollars or a Foreign Currency) as FGI, in its discretion, believes is desirable to help ensure that the amounts so received by and paid to FGI, assuming that any such amount received or paid in a Foreign Currency is converted into U.S. Dollars at the rate of exchange prevailing on the date so received by or paid to FGI, will be sufficient to ensure that FGI will not suffer a Foreign Exchange Loss as a result of such matters or transactions. For the purpose of this Section 25, “rate of exchange” means the rate at which FGI is able, on any particular relevant date, to purchase U.S. Dollars with a particular Foreign Currency in accordance with its normal practice at its office in New York, New York.

(c) A certificate of FGI setting forth the amount or amounts to be paid to or by FGI pursuant to this Section 25, together with a brief calculation thereof, shall be sent to Seller and shall be conclusive absent manifest error. In preparing any such certificate, FGI shall be entitled to use averages and make reasonable estimates, and shall not be required to match or isolate particular transactions or payments. Seller shall pay FGI, or FGI shall pay Seller (or credit to the Reserve Account), the amount shown as due by Seller or FGI, respectively, on any such certificate within 10 days after receipt thereof by Seller.
Section 27. Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement and the agreements or instruments entered into in connection herewith have been negotiated at arm’s-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement or in such agreements or instruments. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement or the agreements or instruments entered into in connection herewith against the party that has drafted it is not applicable and is waived. The provisions of this Agreement and the agreements and instruments entered into in connection herewith shall be interpreted in a reasonable manner to effect the intent of the parties as set forth herein or therein.
SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have set their hands and seals on the day and year first hereinabove written.

FGI:

Witness:	/s/ Ben Brachot	FAUNUS GROUP INTERNATIONAL, INC.
Name: Ben Brachot
		By:	/s/ David M. DiPiero
Name: David M. DiPiero
Title: President
SELLER:

Witness:	/s/ Casey Owen	CLEAN DIESEL TECHNOLOGIES, INC.

Name: Casey Owen
		By:	/s/ Nikhil A. Mehta

Name: Nikhil A. Mehta
Title: CFO